U.S. SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                             FORM 12B-25

                     NOTIFICATION OF LATE FILING

                      SEC FILE NUMBER - 0-26790

                          CUSIP NUMBER -ESYN

                             (Check One):

      [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F [ ] Form 11K
             [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

            For Period Ended: SEPTEMBER 30, 1998

            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR

      For the Transition Period Ended:



        Read Attached Instruction Sheet Before Preparing Form.
                         Please Print or Type

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART 1 -- REGISTRANT INFORMATION


      Full Name of Registrant - ESYNCH CORPORATION

      Former Name if Applicable - INNOVUS CORPORATION

      Address of Principal Executive Office (Street and Number)

      4600 CAMPUS DRIVE
      NEWPORT BEACH, CALIFORNIA 92660



PART II -- RULES 12B-25(B) AND (C)



If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)
                                             [X] Yes [ ] No

      (a) The reasons defined in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

      SEE PART III BELOW.

      (b) The subject matter report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                                                           N/A


PART III -- NARRATIVE



      State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


            ANALYSIS OF CURRENT TRANSACTIONS AND ACCOUNTING ISSUES
            ARE UNRESOLVED



PART IV -- OTHER INFORMATION



      (1) Name and telephone number of person to contact in regard to this notification

        THOMAS HEMMINGWAY            (949)         833-1220
    -------------------------------------------------------------
            (Name)                (Area Code)  (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                [X] Yes [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                [ ] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         ESYNCH CORPORATION
             -------------------------------------------
             (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date NOVEMBER 13, 1998           By: /s/ Thomas Hemmingway
                                     ---------------------
                                     THOMAS HEMMINGWAY
                                     PRESIDENT